EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors and Stockholders of TheStreet.com, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 (Registration No. 333-145295) of TheStreet.com, Inc. of our reports dated March 30, 2010, with respect to the consolidated balance sheet of TheStreet.com, Inc. and subsidiaries as of December 31, 2009 and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for the year ended December 31, 2009, and the related financial statement schedule for the year ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of TheStreet.com, Inc.

Our report dated March 30, 2010, on the effectiveness of internal control over financial reporting as of December 31, 2009, expresses our opinion that TheStreet.com, Inc. did not maintain effective internal control over financial reporting as of December 31, 2009  because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses related to inadequate and ineffective controls over the recognition of revenue and over complex and non-recurring transactions have been identified and included in Management's Annual Report on Internal Control Over Financial Reporting appearing under Item 9A (b) of TheStreet.com, Inc.'s December 31, 2009 Annual Report on Form 10-K.

/s/ KPMG LLP
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New York, New York
March 30, 2010